Exhibit 99.1

Press Release Source: Kentucky USA Energy, Inc.

Kentucky USA Energy, Inc. Announces Test Results on 3 Wells

On Friday May 29, 2009, 9:00 am EDT

LONDON, Ky.--(BUSINESS WIRE)--Kentucky USA Energy, Inc. (OTCBB: KYUS), a development stage natural gas exploration and production company, announced today that a four point flow test has been completed at three of its wells, Francis Grace #1, Francis Grace #3 and Hunter Wells #1. These tests were completed by an independent gas analysis engineering firm that was retained by the Company.

Francis Grace #1 yielded an absolute open flow rate of 100 Mcf (thousand cubic feet) per day. This well was drilled to a total depth (“TD”) of 2,626 feet and has a producing zone of 157 feet between the depths of 2,383 and 2,540 feet in the New Albany shale formation. Shut in pressures in this well built to approximately 795 psi.

Francis Grace #3 yielded an absolute open flow rate of 110 Mcf per day. This well was drilled to a TD of 2,578 feet and has a producing zone of 158 feet between the depths of 2,392 and 2,550 feet in the New Albany shale formation. Shut in pressures in this well built to approximately 802 psi.

Hunter Wells #1 yielded an absolute open flow rate of 105 Mcf per day. This well was drilled to a TD of 2,431 feet and has a producing zone of 158 feet between the depths of 2,200 and 2,358 feet in the New Albany shale formation. Shut in pressures in this well built to approximately 805 psi.

The four point flow test for each of these three wells was conducted with various orifices to establish the largest flow at the lowest surface pressure. The engineering firm that conducted these tests reported that flow volumes on each orifice were generally the same for all of the various orifices used.

Steven Eversole, CEO of Kentucky USA Energy commented, “These flow test numbers confirm our original studies and are an industry accepted indicator of expected well production flow rates. I look forward to reporting additional well tests over the next couple of weeks on our Golden Eagle #1 and Slinker #2 wells. The wet weather, which is beyond our control, has continued to hinder our drilling operations, although we are working through these difficult conditions as best as we can. We appreciate the patience of our shareholders as we near the tie-in of our initial wells.”

About Kentucky USA Energy, Inc.

Headquartered in London, KY, Kentucky USA Energy, Inc. engages in the acquisition, exploration, and development of oil and natural gas resource properties, with a primary focus on New Albany shale gas in the Illinois Basin in western Kentucky. The Company is a growing, exploration stage independent energy company with, it believes, the experience and technological expertise to exploit the gas resources on its properties in the Illinois Basin’s New Albany Shale.

More information about the Company may be found at www.kusaenergy.com.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of Kentucky USA Energy, including, but not limited to, the availability and pricing of additional capital to finance operations, including the drilling of its initial gas wells, longer term drilling programs and additional leasehold acquisitions, the viability of the shale gas fields in the Illinois Basin in western Kentucky, the ability of Kentucky USA Energy to build and maintain a successful operations infrastructure and to effectively drill and develop producing wells, the successful negotiation and execution of cost-effective third-party gas drilling and distribution agreements, the continued commitment of drill rig operators and future economic conditions and the volatility and decreases in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of Kentucky USA Energy can be found in the filings of Kentucky USA Energy with the U.S. Securities and Exchange Commission.

Contact:

Kentucky USA Energy, Inc.
Steven Eversole, CEO, 606-878-5987
or
Investor Relations:
Corporate Evolutions, Inc.
Ph: 516-482-0155
Toll Free: 877-482-0155
info@corporateevolutions.com
www.corporateevolutions.com